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                                                                       Exhibit 3


                                    AGREEMENT

This Agreement is entered into this 25th day of September, 2000 by and between Gary B. Sabin, hereinafter referred to as "Sabin" and Excel Legacy Corporation, a Delaware corporation, hereinafter referred to as "Legacy", with Sabin and Legacy being collectively referred to hereinafter as the "Parties".

                                    RECITALS

WHEREAS, Sabin has executed a Note, dated March 31, 1998 in the amount of $3,583,097 (the "Loan") in favor of Legacy for the purchase of 1,499,204 shares of common stock of Legacy; and

WHEREAS, Sabin has agreed to deliver to Legacy 1,525,348 shares of common stock of Legacy, which shares are to serve as collateral for the above-referenced Loan;

The Parties do hereby agree as follows:

1. For and in consideration of Sabin delivering to Legacy 1,525,348 shares of common stock of Legacy, which shares will act as collateral for the Loan currently outstanding between Sabin and Legacy, which has a balance at the date of this Agreement of $3,813,369, Legacy does hereby agree, effective this date, that the recourse provisions of the Loan document are terminated and of no further force and effect, and that Legacy shall look solely to the shares for repayment of the Loan together with any accrued interest.

2. Sabin shall make good delivery of the shares to Legacy which are herewith being pledged to Legacy as collateral for the Loan and Sabin further agrees to execute any and all documents which may be required to properly collateralize the Loan in accordance with this agreement between the Parties.

3. This Agreement shall be construed in accordance with the laws of the state of California.

4.       Time is of the essence in this Agreement.


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This Agreement is entered into as of the day and year first above written.


                                             EXCEL LEGACY CORPORATION


                                             /s/ John H. Wilmot
                                             -----------------------------------
                                             John H. Wilmot
                                             Chairman
                                             Compensation Committee


                                             EXCEL LEGACY CORPORATION


                                             /s/ Richard B. Muir
                                             -----------------------------------
                                             Richard B. Muir
                                             Executive Vice President



                                             /s/ Gary B. Sabin
                                             -----------------------------------
                                             Gary B. Sabin, an individual